February 23, 2022

FOR ADDITIONAL INFORMATION

Media	Investors
Dave Rau	Randy Hulen	Christopher Turnure
Corporate Media Relations	VP, Investor Relations and Treasurer	Director, Investor Relations
(614) 493-8657	(219) 647-5688	(614) 404-9426
drau@nisource.com	rghulen@nisource.com	cturnure@nisource.com

NiSource reports Fourth quarter 2021 results

•Full-year 2021 financial results exceeded top end of guidance range
•2022 guidance and long-term growth rates reaffirmed
•Sustainable, long-term capital investment plans strengthened by regulatory approvals
•Renewable generation plans remain on track
•Safety, reliability, customer affordability and sustainability remain top priorities

MERRILLVILLE, Ind. - NiSource Inc. (NYSE: NI) today announced, on a GAAP basis, net income available to common shareholders for the three months ended December 31, 2021 of $152.2 million, or $0.36 diluted earnings per share, compared to net income available to common shareholders of $70.7 million, or $0.18 diluted earnings per share, for the same period of 2020. For the twelve months ended December 31, 2021, NiSource's net income available to common shareholders was $529.8 million, or $1.27 diluted earnings per share, compared to net loss available to common shareholders of $72.7 million, or $0.19 diluted loss per share, for the same period of 2020.

NiSource also reported non-GAAP net operating earnings available to common shareholders of $166.7 million, or $0.39 diluted earnings per share, for the three months ended December 31, 2021, compared to non-GAAP net operating earnings available to common shareholders of $130.1 million, or $0.34 diluted earnings per share, for the same period of 2020. For the twelve months ended December 31, 2021, NiSource's non-GAAP net operating earnings available to common shareholders was $571.2 million, or $1.37 diluted earnings per share, compared to non-GAAP net operating earnings available to common shareholders of $507.5 million, or $1.32 diluted earnings per share, for the same period of 2020. Schedule 1 of this press release contains a complete reconciliation of GAAP measures to non-GAAP measures.

"I want to thank our employees for their hard work and results over the past year. Thanks to them, NiSource has made strong progress across the business, delivering results that exceeded expectations,” said Lloyd Yates, who became President and CEO upon Joe Hamrock’s retirement on February 14, 2022. “As I step into the role of President and CEO, I expect to build on this strong foundation. Safety, the environment, employees and customers – including those in our most vulnerable communities – will continue to be at the center of our sustainable investment strategy. The advancement of the electric generation transition and successful regulatory and rate case execution in several states further enhances our runway of investment opportunities, and they are expected to drive industry-leading compound annual growth of 7 to 9% in diluted net operating earnings per share through 2024."

2021 was a year of milestone achievements for NiSource:

•Successfully concluded 2021 IRP process, outlining replacement capacity for the last coal-fired generating station (Michigan City), retiring between 2026 and 2028
•Retired units 14 and 15 at Schahfer Generating Station, while helping employees transition to new roles
•Completed a third wind project, broke ground on two solar projects and received regulatory approval to complete another nine renewable energy projects by the end of 2023
•Strengthened commitment to 90% reduction in scope 1 greenhouse gas emissions by 2030 by joining the Low-Carbon Resources Initiative and Renewable Natural Gas Coalition
•Significantly de-risked financing strategy and supported investment grade credit ratings through April 2021 equity unit issuance
•Filed base rate cases in five states; three cases completed through the end of 2021 with balanced outcomes supporting all stakeholders
•Invested $1.3 billion in infrastructure modernization to enhance safe, reliable service, including replacement of 390 miles of priority pipe, 54 miles of underground cable and 2,857 electric poles
•Through the NiSource Next transformation effort:
◦Modernized customer service with online self-service options allowing customers to transact through channels they prefer, and provided employees with mobile technology allowing real-time access to information and digital forms
◦Strengthened the company's safety commitment by developing front-line leaders and standardizing work processes
•Named to the Dow Jones Sustainability Index for the eighth consecutive year and honored as one of America's Most Responsible Companies

Reaffirming 2022 and long-term financial guidance

NiSource reaffirms its 2022 non-GAAP diluted net operating EPS guidance of $1.42 to $1.48, consistent with its near and long-term growth commitments.

Non-GAAP diluted net operating earnings per share (NOEPS) are expected to grow by 7 to 9 percent, from 2021's full year results of $1.37 through 2024, on a compound annual growth rate basis, including near-term annual growth of 5 to 7 percent through 2023. NiSource reminds investors that it does not provide a GAAP equivalent of its earnings guidance due to the impact of unpredictable factors such as fluctuations in weather and other unusual and infrequent items included in GAAP results.

The company continues on track to make capital investments totaling approximately $10 billion during the 2021-2024 period, comprised of annual investments of $1.9 to $2.2 billion for growth, safety and reliability, and an additional $2 billion in renewable generation to replace the retiring coal-fired generation capacity of Schahfer Generating Station. These investments are expected to drive compound annual rate base growth of 10 to 12 percent for each of the company's businesses through 2024.

Advancing system-wide safety enhancements in 2021

Safety Management System is producing significant reductions in risk throughout NiSource. Major advancements in safety during 2021 include:

•Substantially completed installation of automated shut off valves on all low-pressure gas systems to protect against overpressurization

•Expanded deployment of Picarro advanced leak detection technology that provides additional data for risk-informed decision making
•Successfully completed stage one of a Safety Management System certification by Lloyd's Register; stage two is planned for 2022
•Greatly expanded field quality assessment resources and enlisted the guidance of external experts to strengthen the Quality Management System and capabilities

Environmental impact targets update

NiSource has reduced scope 1 greenhouse gas emissions (GHG) emissions more than 60% from 2005 levels. Ongoing investments in renewable generation and infrastructure replacement will continue the company's progress toward its targets. Detailed information is available in the 2021 NiSource Climate Report, available in the Sustainability section of www.nisource.com.

•On track to reduce scope 1 GHG emissions 90% (from 2005 levels) by 2030
•On track to eliminate all coal-fired generation by 2026-2028
•On track to achieve 50% reduction in methane emissions from gas mains and services by 2025

Fourth quarter 2021 and recent business highlights

Electric operations
Northern Indiana Public Service Company (NIPSCO) received approval of its electric TDSIC plan from the Indiana Utility Regulatory Commission (IURC) on December 28, 2021. The plan includes $1.64 billion in current and planned investments from 2021 through 2026 to enhance the safety and reliability of electric infrastructure, as well as improve customer service.

Progress continues on the company’s industry-leading path toward lower-cost, reliable and more sustainable forms of generation:

•Indiana Crossroads I, a 302 megawatt (MW) wind project, entered service in December
•Four more renewable energy projects are expected to be in service by the end of 2022
•The final seven approved renewables projects are scheduled for completion in 2023

Analysis is under way on investment opportunities resulting from the outcome of the 2021 Integrated Resource Plan. The company estimates that investments of up to $750 million will be necessary to replace the retiring coal capacity associated with Michigan City Generating Station, as well as gas peaking units 16A and 16B at the Schahfer Generating Station site. The NIPSCO portion of this investment will be better understood as bids in the Request for Proposals (RFP) are further evaluated. The company believes the most viable replacement option is a portfolio of diverse resources including incremental solar, stand-alone battery storage and natural gas peaking resources. Additionally, NiSource plans to evaluate hydrogen and emerging storage technologies identified as potential pathways toward further decarbonization of the generation portfolio.

Gas distribution operations
Progress continues on two rate cases:

•Columbia Gas of Ohio's rate case is on schedule and awaits a recommendation from the staff of the Public Utilities Commission of Ohio, to be followed by a procedural schedule. The case is focused on continued investments in infrastructure reliability and safety, seeking an increase of $221.4 million, net of the Capital Expenditure Program (CEP) and Infrastructure Replacement Program (IRP) Riders.

•Constructive settlement discussions continue in NIPSCO's gas rate case. The case seeks a revenue increase of approximately $110 million annually. In addition to infrastructure modernization, the proposal would enable NIPSCO to continue to serve customers with a safe, reliable supply of natural gas, while remaining in compliance with state and federal safety requirements.

Final orders were received in December in three additional rate cases:

•Columbia Gas of Pennsylvania's proposed settlement was approved as filed. The settlement increases revenue by $58.5 million, and new rates went into effect December 29, 2021. Investments in infrastructure upgrades, system reliability and maintenance enhancements were the focus of the case.

•Columbia Gas of Kentucky received an order approving a proposed settlement. An annual revenue increase of $18.3 million will support continued investments in safety and replacing aging infrastructure.

•A final order in Columbia Gas of Maryland's rate case grants a revenue increase of $2.4 million, continuing to support investment in safe, reliable infrastructure.

NiSource continues to explore the renewable natural gas market. The company has:

•Instituted a more streamlined process to review and evaluate requests from renewable gas producers to interconnect with its system as well as established gas quality standards for renewable gas.

•Advanced its plans to allow customers to reduce the carbon intensity of their natural gas usage through a combination of renewable natural gas and carbon offsets. In Columbia Gas of Ohio’s rate case, it requested authority to establish a voluntary program permitting customers to pay a fixed monthly rider charge to offset emissions. Additional state filings are expected to follow throughout the year.

Additional information for the quarter ended December 31, 2021, is available on the Investors section of www.nisource.com, including segment and financial information and our presentation to be discussed at the company's fourth quarter 2021 earnings conference call scheduled for February 23, 2022 at 11 a.m. ET.

About NiSource
NiSource Inc. (NYSE: NI) is one of the largest fully-regulated utility companies in the United States, serving approximately 3.2 million natural gas customers and 500,000 electric customers across six states through its local Columbia Gas and NIPSCO brands. Based in Merrillville, Indiana, NiSource’s approximately 7,500 employees are focused on safely delivering reliable and affordable energy to our customers and communities we serve. NiSource is a member of the Dow Jones Sustainability - North America Index. Additional information about NiSource, its investments in modern infrastructure and systems, its commitments and its local brands can be found at www.nisource.com. Follow us at www.facebook.com/nisource, www.linkedin.com/company/nisource or www.twitter.com/nisourceinc. The content of these websites is not incorporated by reference into this document or any other report or document NiSource files with the SEC. NI-F

Forward-Looking Statements
This press release contains “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Investors and prospective investors should understand that many factors govern whether any forward-looking statement contained herein will be or can be realized. Any one of those factors could cause actual results to differ materially from those projected. These forward-looking statements include, but are not limited to, statements concerning our plans, strategies, objectives, expected performance, expenditures, recovery of expenditures through rates, stated on either a consolidated or segment basis, and any and all underlying assumptions and other statements that are other than statements of historical fact. Expressions of future goals and expectations and similar expressions, including “may,” “will,” “should,” “could,” “would,” “aims,” “seeks,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “predicts,” “potential,” “targets,” “forecast,” and “continue,” reflecting something other than historical fact are intended to identify forward-looking statements. All forward-looking statements are based on assumptions that management believes to be reasonable; however, there can be no assurance that actual results will not differ materially.

Factors that could cause actual results to differ materially from the projections, forecasts, estimates and expectations discussed in this press release include, among other things, our ability to execute our business plan or growth strategy, including utility infrastructure investments; potential incidents and other operating risks associated with our business; our ability to adapt to, and manage costs related to, advances in technology; impacts related to our aging infrastructure; our ability to obtain sufficient insurance coverage and whether such coverage will protect us against significant losses; the success of our electric generation strategy; construction risks and natural gas costs and supply risks; fluctuations in demand from residential and commercial customers; fluctuations in the price of energy commodities and related transportation costs or an inability to obtain an adequate, reliable and cost-effective fuel supply to meet customer demands; the attraction and retention of a qualified, diverse workforce and ability to maintain good labor relations; our ability to manage new initiatives and organizational changes; the actions of activist stockholders; the performance of third-party suppliers and service providers; potential cybersecurity-attacks; increased requirements and costs related to cybersecurity; any damage to our reputation; any remaining liabilities or impact related to the sale of the Massachusetts Business; the impacts of natural disasters, potential terrorist attacks or other catastrophic events; the physical impacts of climate change and the transition to a lower carbon future; our ability to manage the financial and operational risks related to achieving our carbon emission reduction goals; our debt obligations; any changes to our credit rating or the credit rating of certain of our subsidiaries; any adverse effects related to our equity units; adverse economic and capital market conditions or increases in interest rates; economic regulation and the impact of regulatory rate reviews; our ability to obtain expected financial or regulatory outcomes; continuing and potential future impacts from the COVID-19 pandemic; economic conditions in certain industries; the reliability of customers and suppliers to fulfill their payment and contractual obligations; the ability of our subsidiaries to generate cash; pension funding obligations; potential impairments of goodwill; changes in the method for determining LIBOR and the potential replacement of the LIBOR benchmark interest rate; the outcome of legal and regulatory proceedings, investigations, incidents, claims and litigation; potential remaining liabilities related to the Greater Lawrence Incident; compliance with the agreements entered into with the U.S. Attorney’s Office to settle the U.S. Attorney’s Office’s investigation relating to the Greater Lawrence Incident; compliance with applicable laws, regulations and tariffs; compliance with environmental laws and the costs of associated liabilities; changes in taxation; and other matters set forth in Part I, Item 1, “Business,” Item 1A, “Risk Factors” and Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the company's annual report on Form 10-K for the year ended December 31, 2021, some of which risks are beyond our control. In addition, the relative contributions to profitability by each business segment, and the assumptions underlying the forward-looking statements relating thereto, may change over time.

All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. We undertake no obligation to, and expressly disclaim any such obligation to, update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events or changes to the future results over time or otherwise, except as required by law.

Regulation G Disclosure Statement
This press release includes financial results and guidance for NiSource with respect to net operating earnings available to common shareholders, which is a non-GAAP financial measure as defined by the Securities and Exchange Commission’s (SEC) Regulation G. The company includes this measure because management believes it permits investors to view the company’s performance using the same tools that management uses and to better evaluate the company’s ongoing business performance. With respect to such guidance, it should be noted that there will likely be a difference between this measure and its GAAP equivalent due to various factors, including, but not limited to, fluctuations in weather, the impact of asset sales and impairments, and other items included in GAAP results. The company is not able to estimate the impact of such factors on GAAP earnings and, as such, is not providing earnings guidance on a GAAP basis. In addition, the company is not able to provide a reconciliation of its non-GAAP net operating earnings guidance to its GAAP equivalent without unreasonable efforts.

Schedule 1 - Reconciliation of Consolidated Net Income (Loss) Available to Common Shareholders to Net Operating Earnings Available to Common Shareholders (Non-GAAP) (unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,

(in millions, except per share amounts)	2021	2020	2021	2020
GAAP Net Income (Loss) Available to Common Shareholders	$152.2	$70.7	$529.8	$(72.7)
Adjustments to Operating Income:
Operating Revenues:
Weather - compared to normal	13.7	8.0	1.2	24.0
Massachusetts Business transaction revenue	—	(9.0)	—	(9.0)
Operating Expenses:
Greater Lawrence Incident(1)	1.2	1.3	9.2	16.7
Plant retirement costs(2)	1.9	—	14.1	4.6
NiSource Next initiative(3)	2.6	19.2	24.7	45.8
Massachusetts Business sale related amounts(4)	—	18.9	6.8	400.3
Gain on sale of assets, net	—	(1.4)	—	(1.8)
Total adjustments to operating income	19.4	37.0	56.0	480.6
Other Income (Deductions):
Loss on early extinguishment of long-term debt	—	0.1	—	243.5
Income Taxes:
Tax effect of above items(5)	(4.9)	(10.4)	(14.6)	(191.8)
Income taxes - discrete items(6)	—	32.7	—	47.9
Total adjustments to net income (loss)	14.5	59.4	41.4	580.2
Net Operating Earnings Available to Common Shareholders (Non-GAAP)	$166.7	$130.1	$571.2	$507.5
Diluted Average Common Shares(7)	428.8	388.0	417.3	385.3
GAAP Diluted Earnings (Loss) Per Share(8)	$0.36	$0.18	$1.27	$(0.19)
Adjustments to diluted earnings (loss) per share	0.03	0.16	0.10	1.51
Non-GAAP Diluted Net Operating Earnings Per Share(8)	$0.39	$0.34	$1.37	$1.32
(1)Represents costs incurred for estimated third-party claims and related other expenses as a result of the Greater Lawrence Incident.
(2)Represents unrecoverable costs incurred in connection with the partial retirement completed on October 1, 2021 at R.M. Schahfer Generating Station.
(3)Represents incremental severance and third-party consulting costs incurred in connection with the NiSource Next initiative.
(4)2021 primarily represents final net working capital adjustments to the purchase price for the loss incurred on the sale of the Massachusetts Business. 2020 primarily represents loss recorded as a result of measuring the assets and liabilities of the Massachusetts Business at fair value, less costs to sell, including third-party consulting costs incurred for the separation and transition of the Massachusetts Business, offset by depreciation and amortization expense that was ceased for GAAP purposes as a result of classifying the Massachusetts Business as held for sale.
(5)Represents income tax expense calculated using the statutory tax rates by legal entity.
(6)2020 represents non-deductible fines and penalties related to the Greater Lawrence Incident and tax discrete adjustments in connection with the sale of the Massachusetts Business, including (i) deferred taxes on a TCJA regulatory liability divested, (ii) consolidated state deferred taxes and (iii) associated valuation allowance related to state net operating loss carry forward.
(7)Beginning in 2021, we changed our Non-GAAP measure from Basic to Diluted Net Operating Earnings per Share. Basic Average Common Shares Outstanding were 387.0M and 384.3M for the three and twelve months ended December 31, 2020. Non-GAAP Net Operating Earnings per Share of $0.34 and $1.32, respectively, remained unchanged.
(8)The GAAP and Non-GAAP diluted NOEPS numerator for the three and twelve months ended December 31, 2021 is equal to net operating earnings available to common shareholders adjusted for respective $0.6M and $1.6M add-backs for interest expense incurred, net of tax, related to the Series A Equity Unit purchase contracts.